Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated September 5, 2017 Relating to the Preliminary Prospectus Supplement Dated September 5, 2017 Registration Statement No. 333-215810 1 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 INVESTOR PRESENTATION Common Equity Offering September 2017 “…Build a truly great place to work and bank.” - FSBW Vision Statement Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated September 5, 2017 Relating to the Preliminary Prospectus Supplement Dated September 5, 2017 Registration Statement No. 333 - 215810

2 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Safe Harbor Statement Certain matters discussed in this presentation may contain forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could . ” Forward - looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance . These forward - looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to : general economic conditions, either nationally or in our market area, that are worse than expected ; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets ; secondary marketing conditions and our ability to sell loans into the secondary market ; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area ; increases in premiums for deposit insurance ; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation ; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments ; increased competitive pressures among financial services companies ; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending ; our ability to attract and retain deposits ; our ability to control operating costs and expenses ; changes in consumer spending, borrowing and savings habits ; our ability to successfully manage our growth ; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III ; the effect of the Dodd - Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules ; adverse changes in the securities markets ; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board ; costs and effects of litigation, including settlements and judgments and inability of key third - party vendors to perform their obligations to us . Additional information concerning certain of these risk and uncertainties are described in FS Bancorp, Inc . ’s quarterly, annual and other reports filed with the SEC . Any of the forward - looking statements that we make in this presentation and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made . We undertake no obligation to publicly update or revise any forward - looking statements included in this presentation or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise . We caution readers not to place undue reliance on any forward - looking statements . We do not undertake and specifically disclaim any obligation to revise any forward - looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements . These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward - looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance . Additional Disclaimers This presentation shall not constitute an offer to sell or a solicitation of an offer to purchase securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which or to any person to whom such an offer, solicitation or sale would be unlawful . Industry Data This presentation also contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources . Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third - party forecasts and management’s estimates and assumptions about our markets and our internal research . While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors . SAFE HARBOR STATEMENT & ADDITIONAL DISCLAIMERS

3 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 ▪ Issuer : ▪ Security : ▪ Base Deal Value : ▪ Overallotment : ▪ Last Trade: ▪ Pre - Offering Mkt Cap: ▪ Current Shares Outstanding : ▪ Use of Proceeds : ▪ Lock - up Agreement : ▪ Manager : ▪ Co - Managers: FS Bancorp, Inc. (NASDAQ: FSBW) Common Stock $20 million (100% primary) 15% $ 51.44 (at 9/1/2017) $ 158.2 million (at 9/1/2017) 3,075,168 General corporate purposes, including capital to support organic growth and opportunistic acquisitions 90 days Raymond James D.A. Davidson & Co., FIG Partners OFFERING SUMMARY

▪ Total Assets: ▪ Headquartered: ▪ Branches: ▪ ATM Locations: ▪ Year Established: ▪ Quarterly Dividend: $928.6 million (at 6/30/2017) Mountlake Terrace, WA 12 (Including headquarters) 13 1936 $0.11 FRANCHISE OVERVIEW 4

5 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Matthew Mullet Joseph Adams Donn Costa Dennis O’Leary EXECUTIVE MANAGEMENT Debbie Steck Kelli Nielsen Robert Fuller Drew Ness Chief Executive Officer Chief Financial Officer Chief Lending Officer EVP, Home Lending Chief Credit Officer Chief Operating Officer EVP, Home Lending EVP, Retail Banking Name Position Years with 1 st Security Bank Years in Industry 14 20+ 6 15+ 25+ 6 30+ 6 4 25+ 9 25+ 6 20+ 1 25+

1ST SECURITY BANK
FS BANCORP, INC.

CULTURE & HISTORY

Vision	Build a truly great place to work and bank
Mission	Live our Core Values and 'WOW' each other and our customers every day
Guiding Principles	Employ smart, driven, and nice people · Emphasis on collaboration · Best idea wins · Jim Collins' Good-to-Great Lessons

Year	Event
1936	Founded in 1936 as a credit union
2004	Converted to a state chartered mutual savings bank on April 1, 2004
2012	Converted to a stock savings bank on July 9, 2012
2016	Completed a four branch acquisition in Q1 2016 resulting in $186M in new relationship based deposits
2017	Paid eighteenth quarterly cash dividend payment on August 24, 2017

6

7 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Puget Aggregate State of Aggregate Sound Franchise Washington National FSBW Branch Information Number of Offices 7 12 12 12 Market Deposits ($000s) 459,114 671,641 671,641 671,641 Population Total Pop. (#) 3,807,891 4,178,259 7,311,903 325,139,271 Proj. Pop. Growth ('17-'22) (%) 7.1 6.9 6.3 3.8 Household Metrics Income $200k+ (#) 151,607 159,046 204,798 7,691,565 Median Income ($) 75,263 73,934 65,558 57,462 Proj. HH Inc. Growth ('17-'22) (%) 11.7 11.2 8.9 7.3 Prominent Firms Headquartered in the Puget Sound (1) Market Demographics (2) (1) Non - Interest expenses are net of one time charges (1) Puget Sound is defined as the Seattle - Tacoma - Bellevue MSA (2) SNL Financial (3) CBRE (2017) (4) Logistics Management (2017) VIBRANT BANKING MARKETS Robust and Thriving Puget Sound Market ▪ Seattle is the #2 best tech city in the U.S. (3) ▪ 136,910 tech jobs in Seattle with an average wage of $ 113,906 (3) ▪ Home to the Port of Seattle and Tacoma which are each one of the ten largest ports in the U.S. (4) ▪ Significant manufacturing presence: Boeing currently builds forty - two 737 planes each month and Paccar has a 180,000 sq. ft. US parts distribution center ▪ Seattle is the most educated city in the nation (3)

8 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 LARGEST SNOHOMISH COUNTY BANK $4.1B * $1.6B * $520M * $350M * $243M $207M * $185M * $149M $123M $45M * $1.3B * $255M $206M $133M $929M $738M $234M $258M $217M $195M Banks Headquartered in Snohomish County: 12/31/2008 Banks Headquartered in Snohomish County: 6/30/2017 Only publicly traded bank headquartered in Snohomish County *Denotes a financial institution no longer headquartered in Snohomish County Note: Dollar amount represents assets Source: FFIEC Central Data Repository’s Public Bank Data Distribution web site & SNL Financial

Strategic Rationale & Purchase Summary Financial Impact Additional Considerations Additional Considerations ▪ Attractive low cost core funding ▪ Expanded branch network (including ATMs) along the Olympic Peninsula ▪ 1st Security Bank assumed all staff from the branches acquired from Bank of America (increased staff by 28 employees) and related overhead expense ▪ Immediately accretive to EPS through lower cost of funds ▪ Tangible book value dilution earn back estimated to be less than three years ▪ Improved funding mix including increased transaction deposits ▪ Enhanced scale ▪ Market expansion further leveraged management capabilities ▪ Transaction created additional customer opportunities ▪ $209.3 million in deposits through the Olympic Peninsula locations at June 30, 2017 BRANCH ACQUISITION Transaction Summary ▪ Transaction closed in January of 2016 ▪ Assumed $186.4 million in deposits ▪ Acquired $1.2 million (1)(2) in non - cash assets ▪ Core Deposit Intangibles of $2.2 million and Goodwill of $2.3 million (1) Non - cash assets include loans and fixed assets (2) Seller’s reported book value at close Source: SEC Filings 9

x Expansion of commercial business lending program x Increase in - house originations of residential mortgage loans which are primarily sold into the secondary market through the mortgage banking platform and commercial real estate lending x Maintaining and improving asset quality x Emphasize lower cost core deposits to reduce the costs of funding growth x Offer a wide range of products and services to meet our customers’ banking needs x Expand into new markets based on current product offerings STRATEGIC PLAN SINCE CONVERSION 10

11 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 FINANCIAL PERFORMANCE

12 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 ▪ Currently, all Bank Holding Company (BHC) and bank ratios are above those to be considered “Well - Capitalized” ▪ BHC ratios become applicable at $1 billion in assets Financial Highlights for Q2 2017 ▪ Total assets of $928.6 million ▪ Gross loans of $720.3 million ▪ Net income of $4.4 million Shareholder Highlights ▪ Diluted earnings per share of $1.41 ▪ Tangible book value per share of $29.09 (1) ▪ Common dividend of $ 0.11 quarterly Selected Performance Ratios ▪ ROAA of 1.94% ▪ ROAE of 20.62% ▪ Net Interest M argin of 4.63% ▪ Efficiency Ratio of 64.67% Credit Quality Ratios ▪ Non - performing Assets (NPAs) as a percentage of assets of 0.08% ▪ Allowance as a percentage of gross loans (excludes Held for Sale ‘HFS’) of 1.41% Capital Position Gross Loans: https://www.bamsec.com/filing/9390571700035 3/1?cik=1530249&table=123 Total Assets: https:// www.bamsec.com/filing/9390571700035 3/1?cik=1530249&table=6 8 - K (shareholder highlights) https:// www.bamsec.com/filing/9390571700032 4/2?cik=1530249&table=16 Selected Performance Ratios https:// www.bamsec.com/filing/9390571700032 4/2?cik=1530249&table=13 Credit Quality https:// www.bamsec.com/filing/9390571700032 4/2?cik=1530249&table=15 SECOND QUARTER 2017 HIGHLIGHTS (1) Non - GAAP financial measure. See appendix for reconciliation to book value per share (GAAP) (2) Annualized (2) (2)

13 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 $359 $419 $510 $678 $828 $878 $929 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Total Assets ($M) ▪ G ained access to the Olympic Peninsula market through our branch acquisition which provided deposit fuel for lending growth ▪ Ability to expand commercial real estate lending, including “in - city” construction in a rapidly growing Seattle - area marketplace ▪ Personnel and systems in place to manage over $1 billion in assets FRANCHISE GROWTH

14 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 $289 $297 $419 $555 $656 $668 $777 7.27% 7.00% 6.67% 6.20% 5.78% 5.85% 5.79% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Commercial 8% Construction and development 17% Home equity 3% One - to - four - family (excludes loans held for sale) 22% Multi - family 6% Indirect home improvement and Other consumer 26% Commercial and industrial 13% Warehouse lending 5% Loan Composition at June 30, 2017 Gross Loans and Loan Yield ($M) (1) (1) Loans, net of deferred fees and costs (2) Other consumer includes solar and marine loans Total Gross Loans (excl. HFS): $720M Total RE 55% Total Consumer 27% Total Commercial 18% LOAN PORTFOLIO SUMMARY (2)

15 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Q2 2017 Dealer Production by State Q2 2017 Highlights Total RE 55% Total Consumer 27% Total Commercial 18% CONSUMER LENDING 2009 vs. Q2 2017 Portfolio Credit Quality Portfolio Characteristics Washington 36% Oregon 36% California 22% Idaho 6% Indirect Home Improvement 62% Solar 20% Marine 17% Auto + Recreational 0.2% Other 0.8% 16.50% 23.20% 60.30% 7.90% 20.10% 71.90% <680 680-719 720+ 2009 Q2 ‘17 FICO Scores ▪ $ 190.7 million outstanding ▪ $30.6 million in dealer o riginations – Up 36% from comparable Q2 2016 ▪ Average Y ield of 7.32%, down from 7.52% in Q2 2016 ▪ Top 10 dealers accounted for $19 million (62%) of loan originations

16 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 $131.6 $195.5 $165.4 $127.4 $138.0 $211.9 $232.9 $187.8 $142.6 $216.8 2.45% 2.73% 2.57% 2.46% 2.35% 2.51% 2.53% 2.95% 2.98% 2.32% Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 ▪ Loan Sales : $171.0 million ▪ 1 - 4 family loans increased $74.2 million, or 52%, to $216.8 million, compared to $142.6 million for the preceding quarter ▪ Purchase production was 81% of the 1 - 4 family loan originations versus 19% for refinance production, compared to 76% and 24% during Q2 ’16, respectively ▪ Increase in originations and purchase activity can be primarily attributed to the strong home purchase demand in the Pacific Northwest Q2 2017 Mortgage Servicing Q2 2017 Highlights Total RE 55% Total Consumer 27% Total Commercial 18% HOME LENDING Quarterly Closed Volume & Cash Margin on Loans Sold ▪ Long - term servicing unpaid principal balance: $552.1 million and 2,183 loans ▪ Production in notional servicing: $89.6 million ▪ Sold $564.8 million in notional s ervicing with interim servicing of the sold portfolio through 9/30/2017 Note: Quarterly closed v olume is listed in millions $155 $193 $180 2015 Average Quarterly Closed Volume 2016 Average Quarterly Closed Volume 2017 Average Quarterly Closed Volume

17 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Mtg. WH $14,288 11% Const. WH $24,877 19% Other C&I Loans $92,713 70% ▪ Commercial and Industrial commitments were $ 227 million ▪ Outstanding balances were $131.9 million relative to $93.6 million at 3/31/2017 ▪ $16.5 million of quarter over sequential quarter changes in commercial business lending was associated with the purchase of the guaranteed portion of U.S. Small Business Association/USDA loans Outstanding C&I Balance: $131.9 million COMMERCIAL BUSINESS LENDING Q2 2017 Product Mix Q2 2017 Commercial & Industrial (1) WH = Warehouse (1) (1)

18 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 COMMERCIAL BUSINESS: WAREHOUSE LENDING $24.5 $29.2 $31.4 $38.9 $26.8 $22.8 $10.0 $4.0 $10.0 $12.8 $6.5 $10.1 $16.7 $14.8 $13.3 $5.4 $10.6 $10.7 $20.2 $7.8 $3.5 $14.3 $0.0 $0.0 $0.0 $0.0 $0.0 $0.6 $1.5 $2.6 $2.1 $7.1 $11.6 $12.2 $5.7 $4.9 $12.0 $15.4 $18.4 $23.9 $28.4 $25.1 $23.0 $24.9 $24.5 $29.2 $31.4 $38.9 $26.8 $23.4 $11.5 $6.6 $12.1 $19.9 $18.1 $22.3 $22.4 $19.7 $25.3 $20.8 $29.0 $34.6 $48.6 $32.9 $26.5 $39.2 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Mortgage Warehouse Construction Warehouse Q2 2017 Highlights Mortgage and Construction Warehouse Balances ($M) ▪ Mortgage Warehouse commitments were $35.0 million ▪ Outstanding Mortgage Warehouse balances were $14.3 million, compared to $3.5 million at 3/31/2017 ▪ Construction Warehouse commitments were $63.7 million ▪ Outstanding Construction Warehouse balances were $24.9 million, compared to $23.0 million at 3/31/2017

19 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 CONSTRUCTION & DEVELOPMENT LENDING $15.0 $18.5 $24.5 $31.9 $39.1 $43.2 $43.1 $41.6 $39.4 $40.7 $51.4 $57.8 $70.6 $63.6 $78.0 $80.8 $76.7 $76.9 $90.5 $94.8 $104.9 $119.7 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Q3 2013 Q4 2013 Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q2 2017 Q2 2017 Highlights Quarterly C&D Loans Outstanding ($M) ▪ $ 190.7 million committed ▪ $ 119.7 million outstanding ▪ 5.93% average coupon rate ▪ Majority of originations in King County ▪ Focus on in - city, infill speculative lending to a select group of relationship customers

20 $4.1 $3.2 $0.4 $1.0 $0.7 $0.8 $0.8 1.13% 0.77% 0.08% 0.15% 0.09% 0.09% 0.08% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Net Charge - offs (Recoveries) / Average Loans Nonperforming Assets ($M) ASSET QUALITY IMPROVEMENT (1) Non - performing assets consists of non - performing loans (which include non - accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets (1) 1.03% 0.63% 0.24% 0.11% (0.00)% 0.01% 0.00% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Nonperforming Assets / Assets

21 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 $289 $337 $420 $485 $713 $758 $786 0.82% 0.64% 0.66% 0.69% 0.48% 0.48% 0.47% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Noninterest - bearing checking 21% Interest - bearing checking 12% MMDA and Savings 43% Certificates of deposits over $250,000 3% Certificates of deposits under $250,000 21% Total Deposits ($M) and Cost of Deposits (%) June 30, 2017 Total Deposits: $785.7 million DEPOSIT COMPOSITION AND GROWTH (1) (1) Noninterest - bearing checking includes escrow accounts related to mortgages serviced (2) Branch acquisition during Q1 2016 (2)

22 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Total Revenues ($M) Net Income to Common ($M) Total RE 55% Total Consumer 27% Total Commercial 18% POSITIVE INCOME STATEMENT TRENDS Total Expenses ($M ) (2) (1) Includes DTA provision reversal of $2.3M (2) Non - Interest expenses are net of one time charges $5.3 $3.9 $4.5 $8.9 $10.5 $2.6 $4.4 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 (1) $16.4 $19.6 $22.1 $28.0 $33.9 $9.0 $10.0 $6.2 $8.9 $10.1 $17.6 $23.5 $5.4 $6.9 $22.6 $28.5 $32.2 $45.6 $14.4 $16.9 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Net Interest Income Non-Interest Income $57.4 $16.5 $20.4 $23.9 $28.8 $38.5 $10.4 $10.9 $2.9 $2.2 $1.8 $2.2 $2.4 $19.4 $22.5 $25.7 $31.0 $10.4 $10.9 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 Non-Interest Expense Provision $40.9

23 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 ROAE ROAA Total RE 55% Total Consumer 27% Total Commercial 18% SELECTED PERFORMANCE RATIO TRENDS Efficiency Ratio Net Interest Margin (1) (1) Net interest margin on a tax equivalent basis (2) Quarterly data is annualized 1.64% 1.01% 1.00% 1.52% 1.31% 1.25% 1.94% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 (2) (2) 12.71% 6.43% 7.19% 12.73% 13.84% 12.98% 20.62% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 (2) (2) 72.95% 71.52% 74.29% 64.95% 67.78% 72.09% 64.67% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 5.43% 5.33% 5.12% 5.01% 4.43% 4.54% 4.63% 2012 2013 2014 2015 2016 Q1 '17 Q2 '17

24 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Reported Tangible Book Value Per Share (1) Diluted Earnings Per Share Total RE 55% Total Consumer 27% Total Commercial 18% BUILDING STOCKHOLDER VALUE $1.76 $1.29 $1.52 $2.93 $3.51 $0.85 $1.41 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 $19.92 $20.55 $22.48 $25.18 $26.91 $27.84 $29.09 2012 2013 2014 2015 2016 Q1 '17 Q2 '17 (1) Non - GAAP financial measure. See appendix for reconciliation to book value per share (GAAP)

Organic Growth Dividends Additional Considerations Shareholder Value ▪ Continue organic asset growth across our diverse group of lending channels ▪ Expand commercial business lending including construction lending in - line with regulatory guidance for oversight on construction concentrations above 100% of Total Risk Based Capital ▪ Continue to invest in the Bank’s business lending platform and Small Business Administration lending ▪ Focused on core deposit generation to fund asset growth ▪ Declared and paid eighteenth consecutive quarterly dividend as of June 30, 2017 ▪ Q2 2017 dividend of $0.11 per share ▪ Continue to focus on increasing shareholder value through our business plan execution CAPITAL STRATEGY 25

26 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 ▪ Seasoned management team with deep local market knowledge ▪ Robust, diversified growth in consumer, commercial, and real estate lending ▪ Stable core deposit growth ▪ Strong profitability metrics ▪ Excellent credit quality ▪ Attractive core banking markets INVESTMENT HIGHLIGHTS

27 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 Matthew D. Mullet mattm@fsbwa.com Chief Financial Officer (425) 697 - 8026 Dennis O’Leary denniso@fsbwa.com Chief Lending Officer (425) 697 - 8076 CONTACT INFORMATION Administrative Center 6920 220 th Street Southwest Mountlake Terrace, Washington 98043 Joe Adams joea@fsbwa.com Chief Executive Officer (425) 697 - 8048

28 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 APPENDIX

29 23,55,94 146,208,80 127,127,127 79,129,179 189,78,76 RECONCILIATION OF GAAP TO NON - GAAP FINANCIAL MEASURES ($ in 000's) June 30, 2017 March 31, 2017 December 31, 2016 Stockholders' equity 88,824$ 83,964$ 81,033$ Goodwill and core deposit intangible, net (3,829) (3,929) 4,029 Tangible common stockholders' equity 84,995$ 80,035$ 77,004$ Common shares outstanding at end of period 2,921,681 2,874,878 2,861,135 Common stockholders' equity (book value) per share (GAAP) 30.40$ 29.21$ 28.32$ Tangible common stockholders' equity (tangible book value) per share (non-GAAP) 29.09$ 27.84$ 26.91$ Source: SEC Filings This presentation includes unaudited non - GAAP financial measures, including tangible book value per share . We present non - GAAP financial measures herein because our management believes that such information provides useful information about our operating performance . Non - GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies . The presentation of non - GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP . Non - GAAP Financial Measures ($ in 000's) December, 31, 2015 December, 31, 2014 December, 31, 2013 December, 31, 2012 Stockholders' equity 75,340$ 65,836$ 62,313$ 59,897$ Common shares outstanding at end of period 2,991,910 2,929,073 3,032,757 3,006,836 Common stockholders' equity (book value) per share (GAAP) 25.18$ 22.48$ 20.55$ 19.92$ Source: SEC Filings